Exhibit 99(a)
CONTACT:    Joanna Lipper
            Noise Cancellation Technologies, Inc.
            (203) 961-0500 ext. 386
            (203) 348-4106 (fax)
                                                         FOR IMMEDIATE RELEASE
                      NCTI ANNOUNCES STOCK REPURCHASE PLAN
STAMFORD, Conn, July 29, 1998 - Noise Cancellation  Technologies,  Inc. (NASDAQ:
NCTI) announced today that its Board of Directors has authorized the Company to repurchase from time to time up to 10 million shares of the Company's common stock. Such purchases may be made in the open market pursuant to rule 10b-18 under the Securities Exchange Act of 1934 or through block trades. This action reflects the Board of Director's belief that the Company's common stock is substantially undervalued in today's market and demonstrates the Board's commitment to enhancing shareholder value. The Board indicated that it may increase the authorization at a later date.
      "The Board believes that the sum of the valuations of NCT's separate business units is considerably larger than the current valuation of NCT. This undervaluation of the parent company has motivated the Board to initiate the stock repurchase plan," said Michael J. Parrella, President and CEO. "The Board recognizes the considerable value of our technologies and the benefits of organizing the Company into Strategic Business Units (SBUs) to maximize gains within high-growth target markets."
      NCT  Communications'   ClearSpeech(TM)  suite  of  proprietary  algorithms
delivers significant benefits for communications and Internet/intranet applications. NCT Audio Products, Inc.'s Flat Panel Transducer(TM) technology affords many advantages over traditional audio speakers and is ideal for the exploding home theater segment as well as for professional and automotive audio applications. NCT Microphones' Silicon Micromachined Microphone offers superior price performance characteristics over conventional microphones which make it ideal for communications applications. NCT Hearing Products' Active Noise
Reduction headphones and communications headsets deliver benefits of improved clarity and intelligibility.
      NCTI is a leading technology developer with an extensive portfolio of proprietary algorithms and a wide variety of product offerings for consumer, commercial and industrial applications. The Company specializes in the utilization of sound and signal waves to reduce noise, improve signal-to-noise ratio and enhance sound quality. For more information, refer to the Company's World Wide Web site at http://www.nct-active.com.
                                    # # #
Cautionary Statement Regarding Forward-Looking Statements Certain information contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"), which became law in December 1995. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, the Company wishes to caution investors and prospective investors about significant factors, which among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward-looking statements. Investors and prospective investors should read this press release in conjunction with the Company's most recent Form 10-K and Forms 10-Q.